Exhibit 10.19

TIME BROKERAGE AGREEMENT FOR KVNR

THIS TIME BROKERAGE AGREEMENT (this “Agreement”) is entered into as of August 4, 2002 by and between Liberman Broadcasting, Inc., a California corporation (the “Owner”) which is the owner and operator of KVNR, Santa Ana, California, licensed to its wholly owned subsidiary, LBI Radio License Corp., and Little Saigon Radio, a California corporation (the “Programmer”).

SECTION I.
LEASE OF STATION AIR TIME

1.1    Representations.    Both Owner and Programmer represent that they are legally qualified, empowered and able to enter into this Agreement.

1.2    Term.    Subject to the termination provisions of Section 6, the term of this Agreement shall be the Initial Term and the Renewal Term, if any (collectively, the “Term”). The initial term of this Agreement shall commence on the date first written above and shall extend through August 3, 2007 (the “Initial Term”). Unless this Agreement shall have been earlier terminated or either party shall have notified the other party hereto, on or before February 3, 2007, of such party’s intent to terminate this Agreement upon the expiration of the Initial Term, this Agreement shall, without any further act by either party, continue for an additional period of five years to commence August 4, 2007 and extend through August 3, 2012 (the “Renewal Term”).

1.3    Scope.

1.3.1    During the Term of this Agreement, and subject to Owner’s reasonable prior approval, Programmer shall provide programming for broadcast on KVNR, Santa Ana, California (formerly KWIZ(AM); the “Station”) of its selection, complete with commercial matter, news, public service announcements and other suitable programming to Owner, for the following days and times each week, for the consideration described below (the “Programmer Broadcast Period”):

Sunday and Monday, from 12:00 AM to 5:59:59 AM

Sunday, from 7:00 PM to 11:59:59 PM

Owner shall make such time available to Programmer on the Station, and Programmer shall deliver programming at its expense to the Station’s transmitter facilities or other authorized remote control points as reasonably designated by Owner. Programmer shall have the right to change the programming it supplies to Owner and shall, to the extent feasible, give Owner at least twenty-four hours notice of substantial and material changes in such programming.

1.4    Consideration.

1.4.1    Programmer acknowledges that the rates in effect as of the date hereof are as set forth in Schedule II to this Agreement.

1.4.2    Effective August 4, 2003, the amounts set forth in Section 1.4.1 shall be automatically increased, without any further action of the parties, by an amount equivalent to the greater of (A) the increase in the Consumer Price Index for the relevant year, rounded upward to the next highest whole number or (B) seven-and-one-half percent (7.5%). An increase in accordance with the formula set forth in the preceding sentence shall occur on each subsequent January 1 of the Term. Subject to the provisions of this Agreement, as consideration for the air time made available, Programmer will pay to Owner such amounts as results from the increase set forth in the first sentence of this Section 1.4.2, to be billed twice each month on the basis of the standard broadcast month, each such payment to be made two weeks in advance, due no later than the 1st and 15th day of the preceding calendar month.

1.4.3    Any payment provided for in Section 1.4.2 not made within five calendar days after the due date thereof shall (i) entitle Owner to terminate this contract without notice, notwithstanding Section 6 of this Agreement, or (ii) be subject to a late charge of ten (10.0%) of the total amount due, at Owner’s sole discretion.

1.5    Credit of Payments for Lost Air Time.    If, for any reason, other than the actions of Programmer, the Station suffers a loss of broadcast service for any period of six (6) consecutive hours during any Programmer Broadcast Period (the “Initial Period”) and if such loss continues thereafter for any subsequent Programmer Broadcast Period consecutive to the Initial Period, then, to the extent that such loss during each such subsequent Programmer Broadcast Period causes Programmer to lose scheduled air time pursuant to Section 1.3.1, Owner shall credit Programmer the amount of money which Programmer paid for such air time so lost by Programmer in each subsequent consecutive Programmer Broadcast Period (but not for air time lost during the Initial Period) in accordance with the rates set forth in Section 1.4. Such credit shall be Owner’s sole compensation to Programmer for air time so lost. Owner shall have no other liability to Programmer or any third party pursuant to the terms of this Section.

1.6    Owner Authority for Operation of the Station.    Notwithstanding any other provision of this Agreement, Owner certifies, and Programmer recognizes, that Owner will have ultimate authority, power and control over the operations of the Station at all times during the Term of this Agreement, including operations with respect to the Station’s finances, personnel, and programming. Programmer recognizes that Owner has certain obligations to operate the Station in the public interest, and to broadcast programming to meet the needs and interests of its community of license. The parties agree that Owner’s authority includes but is not limited to the right to reject or refuse such portions of the Programmer’s programming which Owner believes, in its sole discretion, to be contrary to the public interest, the Communications Act of 1934, as amended (the “Act”), the FCC Rules, any other applicable law or the Policy Statement (as defined in Section 3.1). Upon written notice to Programmer (to the extent time permits such notice), Owner may suspend or cancel such program, commercial announcement or promotional material or any portion thereof and substitute its own programming or require Programmer to provide suitable programming, commercial announcement or other announcement or promotional material including, without limitation, any retractions in the event Owner determines that slanderous or defamatory material may have been broadcast and such retractions are appropriate, as determined in the sole discretion of Owner, and without: (i) creating any liability to Programmer or any other third party on the part of Owner or (ii) limiting Owner’s indemnification rights pursuant to Section 4.1, or any of its other rights pursuant to Section 3.1 or any other applicable provision of this Agreement. Nothing in this Agreement shall abrogate Owner’s unrestricted authority to discharge its obligations to the public and to comply with the Act and the FCC Rules.

1.7    Programmer Responsibility.    Programmer shall be solely responsible for all expenses attributable to its programming on the Station, including but not limited to any expenses incurred in the origination and/or delivery of programming from any remote location and for any publicity or promotional expenses incurred by Programmer, including, without limitation, ASCAP, BMI and SESAC music license fees for all programming provided by Programmer. Such payments by Programmer shall be in addition to any other payments to be made by Programmer under this Agreement.

1.8    Third-Party Contracts; Resale.    Programmer will enter into no third-party contracts, leases or agreements which will bind Owner in any way except with Owner’s prior written approval. Programmer agrees that it will not resell or otherwise transfer all or any portion of the air time it is purchasing under this Agreement without the express prior written consent of Owner; provided, however, that the foregoing shall not be construed to prohibit Programmer from selling air time to third parties for advertising that is in compliance with the terms of this Agreement. Any such sale or transfer without such prior written consent shall be void and of no force or effect. Owner will enter into no third-party contracts, leases or agreements which will bind Programmer in any way except with Programmer’s prior written approval.

1.9    Use of the Station’s Studio.    Subject to Owner’s own programming needs and its discretion, Owner agrees to provide Programmer with access to the Station’s facilities including the Station studio and broadcast equipment for use by Programmer, if it so desires, but Programmer shall use such studio and equipment only for the purpose of producing programming for the Station.

1.10    Programmer’s Access to Transmission System.    Programmer agrees that it shall, by means of an access code assigned by Owner to Programmer, commence and terminate transmission of its programming in strict accordance with the authorized times specified above in Section 1.3.1. Programmer further understands and agrees that its failure to abide strictly by such time limits shall constitute a material breach of this Agreement and shall entitle Owner to terminate this Agreement immediately, effective within 24 hours of notice by Owner to Programmer of such termination, notwithstanding the provisions of Section 6.

SECTION II.
STATION OBLIGATIONS

2.1    Additional Owner Obligations.

2.2.1.    Although both parties shall cooperate in the broadcast of emergency information over the Station, Owner shall also retain the right to interrupt Programmer’s programming in case of an emergency or for programming which, in the good faith judgment of Owner, is of greater local or national public importance.

2.2.2    Owner shall also coordinate with Programmer the Station’s hourly station identification and any other announcements required to be aired by the FCC Rules.

2.2    Programmer’s Responsibility for Employees and Expenses.    Programmer shall employ and be solely responsible for the salaries, taxes, insurance and related costs for all personnel used in Programmer’s sale of commercial advertising time and the production of Programmer’s programming (including salespeople, traffic personnel, board operators and programming staff). Whenever on the Station’s premises, all employees of Programmer shall be subject to the overall supervision of Owner’s General Manager.

SECTION III.
STATION PROGRAMMING POLICIES

3.1    Broadcast Station Programming Policy Statement.    Owner has adopted a Broadcast Station Programming Policy Statement (the “Policy Statement”), a copy of which is attached as Schedule I and which may be amended from time to time by Owner upon notice to Programmer. Programmer agrees and covenants to comply in all material respects with the Policy Statement, with the Act and all FCC Rules, and with all changes subsequently made by Owner or the FCC. Programmer shall furnish or cause to be furnished the artistic personnel and material for the programs as provided by this Agreement and all programs shall be prepared and presented in conformity with the Act, the FCC Rules and with the Policy Statement. All advertising spots and promotional material or announcements shall comply with the Act, the FCC Rules, and all other applicable federal, state and local regulations and policies and the Policy Statement, and shall be produced in accordance with quality standards established by Programmer. If Owner in its sole discretion determines that a program, commercial announcement or promotional material, or any portion thereof, supplied by Programmer is contrary to the public interest, or does not comply with the Policy Statement, the Act or the FCC Rules, it may act pursuant to Section 1.6. The submission by Programmer of any programming, announcement, advertising or other matter that is slanderous, defamatory, obscene or indecent and therefore in violation of the Policy Statement, or that is otherwise in violation of the Policy Statement, shall constitute a material breach of this Agreement, and shall entitle Owner, at its sole discretion, to terminate this Agreement immediately, effective within 24 hours of notice by Owner to Programmer of such termination, notwithstanding the provisions of Section 6.

3.2    Programmer Compliance with Copyright Act.    Programmer represents and warrants to Owner that Programmer has full authority to broadcast its programming on the Station, and that Programmer shall not broadcast any material in violation of the Copyright Act. All music supplied by Programmer shall be (i) licensed by ASCAP, SESAC or BMI, (ii) in the public domain, or (iii) cleared at the source by Programmer. The right to use the programming and to authorize its use in any manner shall be and remain vested in Programmer. Programmer shall pay any copyright fees relating to its programming broadcast on the Station, including music license fees payable to ASCAP, SESAC or BMI, and any fees for any other necessary music performance rights. The amounts of any such fees referenced in the immediately preceding sentence and payable by Programmer shall in each case be determined by Owner in its sole discretion.

3.3    Plugola/Payola.    Programmer agrees that it will comply with the Policy Statement regarding the prohibition against plugola and payola in accordance with the Act and FCC requirements.

SECTION IV.
INDEMNIFICATION

4.1    Programmer’s Indemnification.    Programmer shall indemnify and hold harmless Owner from and against any and all claims, losses, costs, liabilities, damages, expenses, including any FCC fine or forfeitures (including reasonable legal fees and other expenses incidental thereto) of every kind, nature and description, including but not limited to, slander or defamation arising out of Programmer’s broadcasts, sale of advertising time and related conduct in connection with this Agreement and the actions and conduct of Programmer’s principals, employees, agents and representatives acting in connection with this Agreement (except insofar as such liability arises from Owner’s willful misconduct) to the extent permitted by law.

SECTION V.
ACCESS TO PROGRAMMER MATERIALS AND CORRESPONDENCE

5.1    Correspondence and Complaints.    Programmer shall promptly provide Owner with copies of all correspondence and complaints received from the public (including any telephone logs of complaints called in), copies of all program logs and promotional materials.

SECTION VI.
TERMINATION AND REMEDIES UPON DEFAULT

6.1    Right of Termination.    In addition to other remedies available at law or equity, and subject to the requirements of Section 6.2, this Agreement may be terminated as set forth below by either Owner or Programmer by written notice to the other if the party seeking to terminate is not then in material default or breach of this Agreement, upon the occurrence of any of the following:

6.1.2 this Agreement is declared invalid or illegal in whole or substantial part by an order or decree of an administrative agency or court of competent jurisdiction and such order or decree has become final and no longer subject to further administrative or judicial review;

6.1.3 as provided in Section 1.2; or

6.1.4 the mutual consent of both parties.

Additionally, either Owner or Programmer may terminate this Agreement as otherwise provided in this Agreement, including pursuant to Sections 1.4.3, 1.10 and 3.1.

6.2    Termination Requirements and Procedures.    Unless otherwise specified in the applicable provision or mutually agreed by Programmer and Owner, any termination of this Agreement shall become effective one business day after the date on which notice of termination is provided by Programmer or Owner pursuant to Section 6.1.

6.3    Force Majeure.    In the event of a failure or impairment of the Station’s facilities or any delay or interruption in the broadcast of programming, or failure at any time to furnish facilities, in whole or in part, for broadcast, due to Acts of God, strikes, lockouts, material or labor restrictions by any governmental authority, civil riot, floods, earthquakes and any other cause not reasonably within the control of Owner, each party hereunder shall be excused from performance under this Agreement during the period of such failure or impairment; subject, however, to the provisions of Section 1.5.

SECTION VII.
MISCELLANEOUS

7.1    Assignment.    This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns, provided, however, that Programmer may not assign its rights and obligations under this Agreement without the prior written consent of Owner, such consent not to be unreasonably withheld. In the event of any such an assignment or succession in accordance with this Agreement, all references herein to Programmer or Owner, as the case may be, shall be deemed to refer to such assignee or successor.

7.2    Governing Law.    The obligations of Owner and Programmer are subject to applicable federal, state and local law, rules and regulations, including, but not limited to, the Act and the FCC Rules. The construction and performance of the Agreement will be governed by the laws of the State of California.

7.3    Notices.    Any notice, demand or request given under the provisions of the Agreement shall be in writing and shall be deemed to have been duly delivered on the date of personal delivery or on the date of receipt if mailed by registered or certified mail, postage prepaid and return receipt requested, or if delivered by overnight courier, and shall be deemed to have been received on the date of personal delivery or on the date set forth on the return receipt, to the following addresses, in the case of Owner, by notifying Programmer, and in the case of Programmer, by notifying Owner.

To Owner: Liberman Broadcasting, Inc. 1845 Empire Avenue Burbank, CA 91504 Attn: Lenard D. Liberman, Esq.	Copy to: O’Melveny & Myers LLP 400 South Hope Street Los Angeles, CA 90071-2899 Attn: Joseph K. Kim, Esq.

To Programmer:

Little Saigon Radio Broadcasting, Inc.
15781 Brookhurst Street, #101
Westminster, California 92683
Attn: Ninh Quang Vu

7.4    Invalidity.    If any provision of this Agreement or the application thereof to any person or circumstances shall be held invalid or unenforceable to any extent, the parties shall negotiate in good faith and attempt to agree on an amendment to this Agreement that will provide the parties with substantially the same rights and obligations, to the greatest extent possible, as the original Agreement in valid, binding and enforceable form.

7.5    Attorneys’ Fees.    In the event of any legal action to enforce the terms of this Agreement, the prevailing party in any such action shall be entitled to recover from the losing party the prevailing party’s costs and reasonable attorneys’ fees and other expenses incidental thereto incurred in connection with any such action.

7.6    Complete Agreement.    This Agreement, together with the Schedules attached hereto, constitutes the entire agreement among the parties pertaining to the Programmer Broadcast Period covered hereby. This Agreement shall not be deemed to alter the rights of the parties pursuant to that certain Time Brokerage Agreement dated June 9, 2000, which remains in full force and effect.

7.7    Certification.    Pursuant to Note 2(k)(3) to Section 73.3555 of the FCC Rules, Owner certifies that it maintains ultimate control over the Station’s facilities, including specifically control over station finances, personnel and programming, and Programmer certifies that this Agreement complies with the provisions of Sections 73.3555(a), (c) and (d) of the FCC Rules.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

LIBERMAN BROADCASTING, INC.

By:	/s/ LENARD D. LIBERMAN
Its:	EVP

LITTLE SAIGON RADIO

By:	/s/ NINH QUANG VU
Ninh Quang Vu

Its:

Schedule I

Broadcast Station Programming Policy Statement

Programmer agrees to cooperate with Owner in the broadcasting of programs of the highest possible standard of excellence and for this purpose to observe the following regulations in the preparation, writing and broadcasting of its programs.

1.    Compliance with Applicable Law.    All programming, including advertising, announcements and promotional material, shall comply with the Communications Act of 1934, as amended (the “Communications Act”), all rules, regulations and policies of the FCC (the “FCC Rules”), all other applicable laws, and this Programming Policy Statement, as it may be amended from time to time in the sole discretion of Owner. No programming may disserve the public interest, as determined by the Station.

2.    No Plugola or Payola.    In accordance with the Communications Act and the FCC Rules, except for commercial messages aired in compliance with 47 C.F.R. § 73.1212, Programmer shall not receive any consideration in money, goods, services or otherwise, directly or indirectly (including to relatives) from any persons or company for the presentation of any programming over the Station without reporting the same to Owner’s general manager. The commercial mention of any business activity or “plug” for any commercial, professional or other related endeavor, except where contained in an actual commercial message of a sponsor, is prohibited.

3.    No Lotteries.    Announcements giving any information about lotteries or games prohibited by federal or state law or regulation are prohibited.

4.    Election Procedures.    Any and all editorial opinion, political candidate or ballot proposition endorsements are unacceptable for airing without prior approval of the Station. No advertising or paid announcement may be sold to candidates for political office or their supporters. No non-paid appearance by legally qualified candidates for political office may occur without prior approval by the Station. If Owner does give its prior approval for political candidate advertising or paid political announcements, at least sixty days before the start of any primary or election campaign (or such shorter period as may be permitted in the sole discretion of Owner), Programmer will clear with Owner’s general manager the rates Programmer will charge for the time to be sold to candidates for public office and their supporters to make certain that the rates charged are in conformance with applicable law (including the FCC Rules) and the Station policy. If any programming or other material submitted for broadcast by Programmer triggers equal access and/or related obligations to competing political candidates under the Act and the FCC Rules, Programmer shall be responsible to provide any broadcast time out of the air time purchased by it pursuant to the Time Brokerage Agreement and to ensure compliance with the Act and applicable FCC Rules.

5.    Required Announcements.    Programmer shall broadcast (i) an announcement in a form satisfactory to Owner at the beginning of each hour to identify KVNR and (ii) any other announcements that may be required by law, regulation or Owner policy.

6.    No Illegal Announcements; Fraudulent Advertising.    No announcements or promotion prohibited by federal or state law or regulation shall be made over the Station. Any game, contest or promotion relating to or to be presented over the Station must be fully stated and explained in advance to Owner, which reserves the right in its sole discretion to reject any game, contest or promotion. No advertising matter, announcement or claim which Programmer knows to be fraudulent, misleading or untrue shall be included in any matter submitted for broadcast over the Station or otherwise broadcast over the Station.

7.    Indecent, Defamatory or Certain Other Programming.    No programs, announcements, advertising matter or any other material, or any portion thereof submitted for broadcast over the Station or otherwise broadcast over the Station, shall be slanderous, defamatory, obscene, profane, indecent, vulgar, or repulsive, either in theme or treatment.

8.    Owner Discretion Paramount.    In accordance with the Owner’s responsibility under the Communications Act of 1934, as amended, and the FCC Rules, Owner reserves the right to reject or terminate any programming, advertising or other material, or any portion thereof, proposed to be presented or being presented over the Station which is in conflict with the Station policy, the FCC Rules, any other applicable law, or which in Owner’s or its relevant manager’s sole judgment would not serve the public interest.

In any case where questions of policy or interpretation arise, Programmer should submit such questions to Owner for decision before making any commitments in connection therewith.

2

Schedule II

Rates

Subject to adjustment in accordance with Section 1.4.2 of the attached Amended and Restated Time Brokerage Agreement, the rates for the Programmer Broadcast Period are as follows:

Sunday and Monday, from 12:00 AM to 5:59:59 AM – $50 per hour ($600 per broadcast week)

Sunday, from 7:00 PM to 11:59:59 PM – $300 per hour ($1500 per broadcast week)